Exhibit 99.1

MultiSensor AI Announces Fourth Quarter and Full Year 2024 Results

Full Year Revenue Increased 36% to $7.4 million. Software Revenue increased 30% to $1.0 million

Increased Liquidity Further Strengthens Balance Sheet

Houston, TX, March 28, 2025 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (the “Company” or “MSAI”), a pioneer in condition-based monitoring and predictive maintenance enabling Industry 4.0, announced results for the fourth quarter and year ended December 31, 2024.

Trip Flavin, Interim CEO, commented: "This was an important quarter for MSAI. We have started to take the necessary steps to reposition the Company for long-term success and navigate our next phase of growth. We refined our strategy to focus on building our position as a SaaS leader in predictive maintenance and strengthened our leadership team to support this new strategy. With our enhanced leadership team and a clear strategic vision, we believe that we are better positioned than ever to drive innovation, expand our commercial reach, and deliver long-term value to our customers and stakeholders."

Robert Nadolny, CFO, continued, “As we close out Q4 2024, we are pleased to report strong revenue growth, a testament to the resilience and strategic execution of our team. We believe the 360% growth in the number of sensors connected to our cloud software, MSAI Connect, and the 400% increase of sites where we are deployed as compared to Q4 2023 illustrates the traction our solutions are getting within the market. We are also pleased to highlight our strengthened balance sheet, which underscores our commitment to financial discipline.”

Financial Highlights:

•	Full year 2024 revenue increased 36% to $7.4 million from $5.4 million in 2023. Software revenue increased 30% to $1.0 million from $0.8 million in 2023.
•	Net loss per share decreased 70% to $1.07 as of December 31, 2024.
•	Overall liquidity increased as the Company’s cash position grew to $4.4 million as of December 31, 2024, from $1.6 million as of December 31, 2023. Total liabilities decreased to $3.2 million as of December 31, 2024, from $16.6 million as of December 31, 2023.

Strategic Business Highlights:

•	As of December 31, 2024, the Company has approximately 460 active streaming sensors connected to our MSAI Connect platform as compared to approximately 100 as of December 31, 2023, a 360% increase year over year.
•	Our sensors are deployed at approximately 50 sites world-wide as of December 31, 2024, as compared to 10 as of December 31, 2023, a 400% increase year over year.
•	Our platform is deployed in eight countries world-wide and starting in April 2025, we expect our software will be available in multiple languages.
•	Our largest customer of MSAI Connect is achieving a greater than four times return on investment to date and a payback period of less than one year through minimizing unplanned downtime and reducing process waste through enhanced predictive maintenance.

Organization Transformation:

•	In the fourth quarter, the Company appointed Trip Flavin as Interim CEO. With a commitment to accelerating MSAI's transformation into a leading SaaS provider in predictive maintenance, Trip brings a wealth of expertise in innovation and operational excellence to spearhead our next growth phase.
•	To better align the executive team with strategic objectives, the Company in January 2025 appointed Peter Baird as Chief Commercial Officer, tasked with driving commercial growth, and Robert Nadolny as Chief Financial Officer, focused on strengthening financial strategy.

The Company’s Annual Report is filed with the SEC, and is available at www.sec.gov as well as in the Investor Relations section of the Company’s website (www.multisensorai.com).

About MultiSensor AI

MultiSensor AI builds and deploys intelligent multi-sensing platforms incorporating edge and cloud software solutions that leverage artificial intelligence. MSAI's integrated solutions utilize data generated from an array of sensors and sensor modalities including high-resolution thermal imagers, visible and acoustic imagers, as well as vibration and laser spectroscopy sensors, to protect customers' most critical assets. MSAI's platform combines condition-based monitoring data with proprietary edge and cloud software to generate actionable insights that, we believe, minimize unplanned downtime, reduce maintenance costs, prevent hazards, and extend asset life.

For more information, please visit https://www.multisensorai.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company management's expectations regarding its strategic priorities and objectives, future plans and business prospects. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in the Company's other filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media & Investor Contact:

Alpha IR Group

Mike Cummings or Nick Teves

MSAI@alpha-ir.com

Source: MultiSensor AI Holdings, Inc.

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenue, net	$7,402	$5,430
Cost of goods sold (exclusive of depreciation)	2,582	2,297
Inventory impairment	2,272	1,689
Operating expenses:
Selling, general and administrative	15,655	8,044
Share-based compensation expense	3,382	14,061
Depreciation	1,140	872
Loss (gain) on asset disposal	322	(56)
Other Loss	930	—
Total operating expenses	21,429	22,921
Operating loss	(18,881)	(21,477)
Interest expense	63	94
Change in fair value of convertible notes	475	(970)
Tariff refund	—	(2,401)
Change in fair value of warrants liabilities	(39)	(195)
Loss on financing transaction	1,553	4,043
Other expenses, net	1,027	12
Loss before income taxes	(21,960)	(22,060)
Income tax expense (benefit)	(465)	208
Net loss	$(21,495)	$(22,268)
Weighted-average shares outstanding, basic and diluted
Basic	20,119,161	6,257,476
Diluted	20,119,161	6,257,476
Net loss per share, basic and diluted
Basic	(1.07)	(3.56)
Diluted	(1.07)	(3.56)